GCP Applied Technologies Inc. Announces Retirement
Of Board Member Dr. Marye Anne Fox
Cambridge, MA - November 2, 2016 - GCP Applied Technologies Inc. (NYSE: GCP) has announced the retirement of Dr. Marye Anne Fox from its Board of Directors, effective January 1, 2017.
Dr. Fox joined the Board of W.R. Grace & Co. in 1996. She transitioned to the Board of GCP Applied Technologies in conjunction with its separation from Grace to form an independent company in February 2016.
GCP Board Chairman Ronald C. Cambre noted that “we have been very fortunate to work with Dr. Fox at Grace and then GCP Applied Technologies over a period of twenty years.” He went on to add that “our companies have benefited significantly from her leadership and insights built on her wonderful breadth of experiences in science, higher-education, and business.”
Gregory E. Poling, GCP’s President and Chief Executive Officer, thanked Dr. Fox “for her long-standing commitment to Grace and GCP and the advice and counsel she provided the boards of both companies due to her extensive research and technology expertise in the education and private sectors.” Poling added that “I also want to thank Dr. Fox specifically for her recent work in Chairing GCP’s Corporate Responsibility Committee, and to acknowledge her many contributions towards establishing our new company.”
Dr. Fox served as Chancellor of the University of California San Diego (UCSD) and Distinguished Professor of Chemistry at that institution from 2004 until her retirement in 2012. She currently serves as Chancellor Emeritus and Distinguished Professor of Chemistry and Biotechnology at UCSD. She was previously Chancellor of North Carolina State University and Distinguished University Professor of Chemistry. She has served as the Co-Chair of the National Academy of Sciences' Government-University- Industry Research Roundtable and she served on President Bush's Council of Advisors on Science and Technology. Dr. Fox has also served as the Vice Chair of the National Science Board, and as a director of Pharmaceutical Product Development, Inc., Boston Scientific Corporation, Red Hat, Inc. and Bridgepoint Education, Inc.

Media Relations Paul Keeffe T +1 617.498.4461 mediainfo@gcpat.com	Investor Relations Joseph DeCristofaro T +1 617.498.2616 investors@gcpat.com

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About GCP Applied Technologies
GCP Applied Technologies is a leading global provider of products and technology solutions for customers in the specialty construction chemicals, specialty building materials, and packaging sealants and coating industries. Our products help improve the performance of our customers’ products, increase productivity in their application or manufacturing processes, and meet the increasing regulatory requirements impacting their industry. GCP has approximately 3,000 employees on six continents, and serves customers in more than 110 countries. More information is available at www.gcpat.com.